UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy statement pursuant to section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Sonesta International Hotels Corporation

(Name of Registrant as Specified In Its Charter)

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116 HUNTINGTON AVENUE, FLOOR 9

BOSTON, MASSACHUSETTS 02116

April 18, 2007

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders to be held on May 10, 2007, at 9:00 a.m., notice of which is enclosed. The Meeting will be held at the Company’s Corporate Offices, at 116 Huntington Avenue, Floor 9, Boston, Massachusetts. I hope that as many stockholders as possible will attend.

Please date and sign the enclosed Proxy and return it in the accompanying envelope. This will not prevent you from voting in person at the Meeting if you so desire, in which case you may revoke your Proxy at that time. By returning your signed Proxy now, you can be sure that your vote will be counted even if you are not able to attend the Meeting.

The Annual Report of the Company for 2006 is being forwarded to stockholders together with this Notice and Proxy Statement; however, any stockholder who wishes to receive another copy of the Annual Report or the Company's Form 10-K may obtain one, without charge, by writing to the Secretary of the Company at the above address.

Roger P. Sonnabend
Executive Chairman of the Board

116 HUNTINGTON AVENUE, FLOOR 9

BOSTON, MASSACHUSETTS 02116

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

To the Stockholders of
Sonesta International Hotels Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sonesta International Hotels Corporation (the "Company"), will be held at the Company’s Corporate Offices, at 116 Huntington Avenue, Floor 9, Boston, Massachusetts, on May 10, 2007, at 9:00 a.m., for the following purposes.

1.	To elect a Board of Directors.

2.	To consider and transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

Stockholders of record at the close of business on April 13, 2007 are entitled to notice of and to vote at the Meeting.

               By Order of the Board of Directors,

                  David A. Rakouskas
                  Secretary

Dated: April 18, 2007

PROXY STATEMENT

Solicitation of Proxies

The accompanying Proxy is solicited by the Board of Directors of the Company. All shares represented by the accompanying Proxy will be voted in accordance with the specified choice of the stockholders. In the absence of directions, the Proxy will be voted for the election of the nominees for Directors named in this Proxy Statement. The Proxy may be revoked at any time before it is exercised by notifying the Company in writing at the address listed on the Notice of Annual Meeting of Stockholders, Attention--Office of the Secretary, by delivering a later signed proxy, or by voting in person at the Meeting.

All costs of solicitation of Proxies will be borne by the Company. In addition to solicitation by mail, the Company's Directors, officers and regular employees, without additional remuneration, may solicit Proxies by telephone, facsimile and personal interviews. Brokers, custodians and fiduciaries will be requested to forward Proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket and clerical disbursements in connection therewith. This Proxy Statement and accompanying Proxy are first being mailed to stockholders on or about April 18, 2007.

Outstanding Voting Securities and Voting Rights

The outstanding voting securities of the Company as of April 13, 2007 consisted of 3,698,230 shares of Common Stock. One third of the outstanding stock constitutes a quorum. Only stockholders of record at the close of business on April 13, 2007 will be entitled to vote at the Meeting. Stockholders are entitled to one vote per share. All stockholders have cumulative voting rights with respect to the election of Directors, which means that a stockholder's total vote (number of shares held multiplied by the number of Directors to be elected) may be cast entirely for one nominee or distributed among two or more nominees. The Board of Directors is soliciting discretionary authority to cumulate votes. The vote of the holders of a majority of the Common Stock voting at the Meeting will be sufficient to take action on all matters. As brokers will have discretionary voting power on matters voted at the Meeting there will be no broker non-votes for such matters.

For purposes of determining the number of votes cast, only those cast “For” or “Against” are included. Under Securities and Exchange Commission rules, boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for Director. In accordance with New York State law, such abstentions and withholdings of authority are not counted in determining the votes cast in connection with the election of one or more of the nominees for Director.

1. ELECTION OF DIRECTORS

The persons named in the accompanying Proxy, unless otherwise instructed, intend to vote shares in favor of the election as Directors for the ensuing year of the Nominees named below, and will be entitled to vote cumulatively in respect of any such nominees. In case any of those named should become unavailable to serve, it is intended that votes may be cast for a substitute. Paul Sonnabend, who served as a Director of the Company from 1961 until May 2005, and from May 2006 to May 2007, is not standing for re-election to the Board. Stephen Sonnabend, who served as a Director of the Company from 1964 until May 2004, and from May 2005 until May 2006, was instead nominated upon the recommendation of the Nominating and Corporate Governance Committee and is standing for election to the Board. The Nominating and Corporate Governance Committee made this change in order to give other members of management the opportunity to participate on the Board of Directors while maintaining a majority of independent Directors. The Board of Directors of the Company has no reason to believe the persons named will be unable or decline to serve if elected.

Owned Beneficially as of
Nominees	April 1, 2007 (1)
Shares and
Percent of
Common Stock (2)
Name, Age and Principal Occupation

George S. Abrams                                                                       Age: 75; Director since May 1995;
Attorney

Mr. Abrams has been an attorney associated with the law firm Winer and Abrams, Boston, Massachusetts for more than 25 years. He formerly served as General Counsel and Staff Director of the United States Senate Judiciary Subcommittee on Refugees. Mr. Abrams is a Director of Viacom, Inc. and of National Amusements, Inc. Mr. Abrams also serves as a trustee and on the Visiting Committees of a number of cultural, arts-related and educational institutions, including the Museum of Fine Arts, in Boston, and Harvard University.
1,070 (Less than .1%)

Vernon R. Alden                                                                       Age: 83; Director since May 1978;
Director and Trustee of several organizations

Mr. Alden was Chairman of the Board and Executive Committee of The Boston Company, Inc., a financial services company, from 1969 to 1978. He was President of Ohio University from 1961 to 1969. Mr. Alden is a former Director of Digital Equipment Corporation, Colgate-Palmolive Company, McGraw-Hill, The Mead Corporation and Intermet Corporation. He is an Independent General Partner of three ML-Lee Acquisition Funds and trustee of several cultural and educational organizations. Mr. Alden is Chairman of the Japan Society of Boston.
5,638 (.2%)

Owned Beneficially as of
April 1, 2007 (1)
Nominees	Shares and
Percent of
Common Stock (2)
Name, Age and Principal Occupation

Joseph L. Bower                                                                      Age: 68; Director since May 1984;
Donald Kirk David Professor of Business Administration, Harvard Business School

Mr. Bower has been a member of the faculty of the Harvard Business School since l963 and has served as Senior Associate Dean for External Relations, Chair of the Doctoral Programs, Director of Research, and currently chairs The General Manager Program. Mr. Bower is a Director of ANIKA Therapeutics, Inc., Brown Shoe Co., Inc., New America High Income Fund, and Loews Corporation; he is a trustee of the TH-Lee Putnam Emerging Opportunities Portfolio; and he is Life Trustee of the New England Conservatory of Music, and a trustee of the DeCordova and Dana Museum and Sculpture Park. He has published extensively on strategy, organization, and leadership.
400 (Less than .1%)

Charles J. Clark                                                                     Age: 58; Director since May 2003;
Vice President for Asset Development, YouthBuild USA

Mr. Clark is Vice President for Asset Development at YouthBuild USA, a non-profit organization that assists out of work and out of school young adults. Prior to joining YouthBuild, Mr. Clark was a Senior Vice President, Commercial Banking, with USTrust and Citizens Bank of Massachusetts from 1986 to January 2003, and has more than 30 years of experience in banking. Mr. Clark serves on several non-profit boards and committees. He is the Board Chair of Boston Community Capital, and a member of the boards of directors of Junior Achievement Northern New England and the Francis Ouimet Scholarship Fund. Mr. Clark is a member of the Finance and Administration Committee of the United Way of Massachusetts Bay. He is a former Trustee of the New England College of Finance; a former Board Member of Jobs For Youth; a former Board Member of the Massachusetts Alliance for Small Contractors; a former member of the Investment Committee of the Property and Casualty Initiative; a former Board Member of Massachusetts Certified Development Corporation; and a former Board Member of YouthBuild USA.
504 (Less than .1%)

Owned Beneficially as of
April 1, 2007 (1)
Nominees	Shares and
Percent of
Common Stock (2)
Name, Age and Principal Occupation

Peter J. Sonnabend (3)                                                                  Age: 53; Director since May 1995;
Chief Executive Officer and Vice Chairman, Sonesta International Hotels Corporation

After graduating from Wesleyan University and Boston University School of Law, Mr. Sonnabend practiced law with the Boston law firm of Winer and Abrams from 1980 to 1987. In March 1987, he joined the Company as Vice President and Assistant Secretary, in May 1987 he became Vice President and Secretary, and in May 1995 was named Vice Chairman. He also represented the Company as General Counsel. In December 2003, Mr. Sonnabend was named Chief Executive Officer and Vice Chairman. Mr. Sonnabend is a trustee of The Institute of Contemporary Art, in Boston.
206,412 (4) (5.6%)

Roger P. Sonnabend (3)                                                                  Age: 81; Director since May 1959;
Executive Chairman of the Board, Sonesta International Hotels Corporation

Mr. Sonnabend, a graduate of the Massachusetts Institute of Technology and Harvard Business School, became a Vice President of the Company in 1956 after ten years of hotel managerial experience. Subsequently, he was Executive Vice President and from 1963 to 1970 was President of the Company. Since June 1970, Mr. Sonnabend has been Chairman of the Board and from January 1978 until November 1983 he also held the office of President. He served as the Company’s Chief Executive Officer and Chairman of the Board until December 2003, when he was named Executive Chairman of the Board. He is involved with many professional, business, community and educational institutions.
165,717 (4.5%)

Stephanie Sonnabend (3)                                                                  Age: 54; Director since January 1996;
Chief Executive Officer and President, Sonesta International Hotels Corporation

Ms. Sonnabend graduated from Harvard University, in 1975, and The MIT Sloan School of Management, in 1979. She joined the Company in 1979 and held various managerial positions including Vice President of Sales, Vice President of Marketing, and Executive Vice President. In January 1996, she became President of the Company, and, in December 2003, was named Chief Executive Officer and President. Ms. Sonnabend serves on the Board of Directors of Century Bancorp and Century Bank and Trust, and the Board of Trustees of New England Conservatory.
255,750 (6.9%)

Owned Beneficially as of
April 1, 2007 (1)
Nominees	Shares and
Percent of
Common Stock (2)
Name, Age and Principal Occupation

Stephen Sonnabend (3)                                     Age: 75; Director from April 1964 - May 2004  and May 2005 - May 2006;
Senior Vice President, Sonesta International Hotels Corporation.

Mr. Sonnabend has served as General Manager of the Royal Sonesta Hotel in Cambridge and the Sonesta Beach Resort in Key Biscayne. In 1970, he became Senior Vice President of the Company.
92,669 (4) (2.5%)

Jean C. Tempel                                              Age: 64; Director since September 1995;
Managing Director, First Light Capital

Ms. Tempel is Managing Partner of First Light Capital, a venture capital group, formerly Special Limited Partner, TL Ventures (1996-1998); General Partner, TL Ventures (1994-1996); and President and Chief Operating Officer of Safeguard Scientifics, Inc., a public technology business incubator company (1991-1993). Ms. Tempel is a member of the President’s Council of the Massachusetts General Hospital. Ms. Tempel currently holds Directorships at JBC Golf, Inc., United Way of Massachusetts Bay, and The Commonwealth Institute. Ms Tempel is a Trustee of Connecticut College, as well as Vice Chair of the Board and Chair of the Finance Committee. She is also a Trustee of Northeastern University, and Chair of the Subcommittee on Funds and Investments. Ms. Tempel is a graduate of Connecticut College and holds a Master of Science degree from Rensselaer Polytechnic Institute. She is also a graduate of the Advanced Management Program at Harvard Business School.
10,000 (.3%)

(1)
Shares are considered beneficially owned for the purposes of this Proxy Statement if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of, such security, or if the person has the right to acquire beneficial ownership within sixty (60) days.

(2)	As of April 1, 2007 the nominees listed in the table above beneficially owned an aggregate of 738,160 shares of the Company's Common Stock, representing 20% of that class of equity securities.

(3)
Roger, Stephen (an officer of the Company and nominee), and Paul Sonnabend (an officer of the Company who is currently a Director but not standing for re-election) are brothers. Stephanie Sonnabend is the daughter of Roger Sonnabend. Peter J. Sonnabend is the son of Paul Sonnabend.

(4)	Of these shares, 65,000 are held as a trustee of trusts for the benefit of Paul Sonnabend’s children and grandchildren.

INFORMATION RELATIVE TO THE BOARD OF DIRECTORS
AND CERTAIN OF ITS COMMITTEES

Determination of Independence

The Company’s stock is listed on the NASDAQ Global Market under the symbol SNSTA. Under current NASDAQ rules, a Director of the Company qualifies as “independent” only if he or she is not an officer or employee of the Company or its subsidiaries and, in the opinion of the Company’s Board of Directors, he or she does not have any other relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. In addition, Directors will not be independent if they meet certain categorical standards in the NASDAQ rules. In evaluating potentially material relationships, the Company’s Board of Directors considers commercial, banking, legal, accounting, charitable and familial relationships, among others. The Company’s Board of Directors has determined that none of Messrs. Alden, Abrams, Bower and Clark, nor Ms. Tempel, has a material relationship with the Company, and each of these Directors is “independent” as determined under NASDAQ rules and Securities and Exchange Commission rules and regulations. Although Mr. Abrams received compensation for legal services provided to the Company, in 2006, the amount of that compensation, $55,000, was not deemed material enough to affect Mr. Abrams’ independence.

Nominating and Corporate Governance Committee and Director Candidates

The Company's Board of Directors has a Nominating and Corporate Governance Committee consisting of Messrs. Bower, Alden, and Clark, all of whom are independent Directors. Mr. Bower serves as Chairman of this Committee. The functions of this Committee include consideration of the composition of the Board of Directors, recommendation of individuals for election as Directors of the Company, and developing procedures and guidelines regarding corporate governance issues. (The Nominating and Corporate Governance Committee operates under a written charter, available on the Company’s website: www.Sonesta.com.)

The Company’s stockholders may recommend Director candidates for inclusion by the Board of Directors in the slate of nominees the Board of Directors recommends to the Company’s stockholders for election. The qualifications of recommended candidates will be reviewed by the Nominating and Corporate Governance Committee. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election as a Director by the stockholders, the name will be included in our proxy card for the Annual Meeting of Stockholders at which his or her election is recommended.

Stockholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential Director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s stock for at least a year as of the date such recommendation is made to the “Sonesta Nominating and Corporate Governance Committee” c/o Office of the Secretary, Sonesta International Hotels Corporation, 116 Huntington Avenue, Floor 9, Boston, Massachusetts 02116. The Nominating and Corporate Governance Committee will consider a proposed Director candidate only if appropriate biographical information and background material is provided. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board of Directors members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board of Directors. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board of Directors members.

In evaluating a candidate’s experience and skills, the Nominating and Corporate Governance Committee may also consider qualities such as an understanding of the hotel industry, marketing, finance, regulation and public policy and international issues. In evaluating a candidate’s independence, the Nominating and Corporate Governance Committee will consider the applicable independence standards of the NASDAQ Stock Market and such other factors as the Committee deems appropriate. The Nominating and Corporate Governance Committee will evaluate each Director candidate in the context of the perceived needs of the Board of Directors and the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Company’s Board of Directors to fulfill its responsibilities.

Audit Committee

The Company's Board of Directors has an Audit Committee consisting of Messrs. Alden, Bower and Clark. All members of the Committee are independent Directors. Mr. Clark serves as Chairman of this Committee, which meets periodically with the Company's management and independent public accountants to assure that they are carrying out their responsibilities. Additionally, this Committee assists the Board of Directors in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the performance of the Company’s internal audit function and independent auditors. (The Audit Committee operates under a written charter, available on the Company’s website: Sonesta.com.)

Executive Committee

The Company's Board of Directors has an Executive Committee consisting of Messrs. Bower, Paul Sonnabend, Roger P. Sonnabend, and Ms. Tempel. As discussed above, Paul Sonnabend is not standing for election to the Board. The Committee has the authority, except as proscribed by law, to exercise the powers of the Directors in the management of the business affairs and property of the Company during the intervals between the meetings of the Board of Directors.

Compensation Committee

The Company's Board of Directors has a Compensation Committee consisting of Messrs. Alden and Bower and Ms. Tempel, all of whom are independent Directors. Mr. Bower serves as Chairman of this Committee, which meets periodically to review, consider and approve the appropriateness of the compensation of the Company's management, and to review the Company’s policy objectives regarding executive compensation. Each year, management recommends compensation for executives and other employees earning more than $100,000 per year to Mr. Peter J. Sonnabend, CEO and Vice Chairman, and Ms. Stephanie Sonnabend, CEO and President, who in turn recommend compensation to the Committee. Changes in compensation from the previous year are generally based on changes in the cost of living and changes in job responsibility. The Committee then considers these compensation recommendations in light of a number of factors, including the executive’s or employee’s experience, tenure, performance, and the subjective perception of value the executive or employee creates for the Company. Prior to approving compensation paid in 2007 to Company executives and employees earning more than $100,000 per year the Committee reviewed a report it had commissioned from Buck Consultants, a compensation consultant, which benchmarked the compensation of Company executives against the compensation paid to executives in comparable positions in companies with revenues less than $500 Million. (The Compensation Committee operates under a written charter, available on the Company’s website: Sonesta.com.)

Communications from Stockholders and Other Interested Parties

The Company’s Board of Directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate.

Stockholders who wish to communicate with the Company’s entire Board of Directors may do so by writing to Peter J. Sonnabend, Chief Executive Officer and Vice Chairman, Sonesta International Hotels Corporation, 116 Huntington Avenue, Floor 9, Boston, Massachusetts 02116. Stockholders who wish to communicate with individual Directors, should address their communications to David A. Rakouskas, Secretary, Sonesta International Hotels Corporation, 116 Huntington Avenue, Floor 9, Boston, Massachusetts 02116. All such communications will be forwarded by the Secretary directly to the person or persons for whom they are intended, as identified in the relevant communication.

Directors' Attendance and Fees

Directors who are not salaried employees of the Company receive annual compensation of $25,000, and the Chairman of the Audit Committee receives an additional $5,000.

During 2006 there were five meetings of the Board of Directors, two meetings of the Compensation Committee, three meetings of the Audit Committee, and one meeting of the Nominating and Corporate Governance Committee. The Executive Committee did not meet during 2006. Each of the nominees attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which such Directors served during 2006. The Company has no express policy regarding Board members’ attendance at its Annual Meeting of Stockholders; all directors attended the Company’s 2006 Annual Meeting of Stockholders.

Executive and Director Compensation

Compensation Committee Report

The Compensation Committee (the “Compensation Committee” or “Committee”), which is comprised solely of independent members of the Board of Directors, carries out the Board of Directors’ responsibilities relating to compensation of the Company’s executive officers. The Committee is responsible for reviewing and approving corporate goals and objectives relevant to executive compensation, including salary, bonus and incentive compensation, and evaluating executive officer performance in light of those goals and objectives. In this context, the Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s Annual Report on Form 10-K and proxy statement.

The Compensation Committee:

Joseph L. Bower, Chairman
Vernon R. Alden
Jean C. Tempel

Compensation Discussion and Analysis

The primary objective of the Compensation Committee in setting executive compensation is to assure that the Company continues to attract and retain executives to carry out the Company’s business in a manner consistent with industry practice. For this purpose, the Company views “total compensation” as consisting of base salary, annual cash incentives, and both the Company’s defined benefit pension plan and, as of January 1, 2007, Company contributions under the Company’s 401(k) plan. In establishing total compensation levels, the Compensation Committee considers the advice of management, including the Company’s senior human resources personnel, and, for 2007, reviewed a report prepared by Buck Consultants, a compensation consultant retained by the Committee to review the compensation paid to Company executives. The report prepared by Buck Consultants was commissioned by the Compensation Committee and included benchmarking the compensation paid to certain Company executives against the compensation paid to executives in comparable positions in companies with revenues less than $500 Million.

As part of the total compensation review process, the Compensation Committee reviews each element of executive compensation to make sure that, as a whole, it remains consistent with the Committee’s goals and objectives. For instance, over the past several years two trends have developed regarding the compensation paid to Company executives: First, increases in base salary were based largely on cost of living increases (generally 3% per year). Second, the Company’s annual cash incentive program yielded only modest incentive compensation. In light of this, the Committee approved 5% salary increases for 2007 for most executives who are not members of the Sonnabend family. (Sonnabend family executives received salary increases ranging from 0% to 2.5%.)

Base Salary.

The Company generally bases salary on market surveys conducted by its human resources personnel. Where available, information particular to the hospitality industry is used. The Company seeks to offer competitive compensation in order to attract the best available employees. In setting the base salary amounts for Company executives, including those executive officers named in the Summary Compensation Table of the proxy statement (each a “Named Executive Officer” or “NEO”), the Committee considers recommendations from management, including human resources personnel, which are then communicated to Mr. Peter J. Sonnabend, CEO and Vice Chairman, and Ms. Stephanie Sonnabend, CEO and President, and these CEOs seek approval from the Compensation Committee, which approves adjustments on an annual basis. Base salaries are evaluated by the Compensation Committee and set by the Committee based on a collective assessment of factors including experience, tenure, performance, and the subjective perception of value the executive creates for the Company. In recent years, base salaries have been increased annually based on cost of living adjustments, but occasionally have been increased beyond cost of living increases in light of market conditions, changes in job description or responsibility, or other factors.

For 2007, base salary increases for NEO’s were five percent (5%) for Boy van Riel; two and a half percent (2.5%) for Peter J. Sonnabend and Stephanie Sonnabend; and zero (0%) for Roger P. Sonnabend, Paul Sonnabend and Felix Madera.

Annual Cash Incentives.

The Company’s cash incentive program is described in the proxy statement under the heading “Incentive Compensation Plan”. For many years, the Company has maintained a cash incentive program as a way of motivating key employees in the hotels it operates in the United States and in its Corporate Office. The Committee oversees this program and annually approves the profit thresholds established at each participating hotel. This “Incentive Program” includes three (3) levels of participation: Groups A, B and C. Group A provides for the highest level of incentive compensation. All NEOs are part of Group A and, because awards under the Incentive Program are based on a percentage of base salary, the NEOs generally participate on an equal basis based on their individual base salaries.

For 2006, however, Sonnabend family NEOs received incentive plan compensation based on a lower Incentive Program percentage than other NEOs. Due to the uncertainties of the hotel market in New Orleans following Hurricane Katrina, which struck New Orleans in late August 2005, bonus thresholds were not set for either of the Company’s two New Orleans hotels. In light of its superior performance throughout 2006 as hotel personnel managed the process of recovery, the Company’s Board of Directors awarded Incentive Program participants at the Royal Sonesta Hotel New Orleans a special bonus. The Compensation Committee determined that this special bonus should be used to calculate the Corporate Group A Incentive Program percentage, but would not be used to calculate the Incentive Program compensation paid to members of the Sonnabend family. As a result, Corporate Group A participants received Incentive Program compensation equal to 4.4% of earnings, and members of the Sonnabend family in Group A received Incentive Program compensation equal to approximately 2.6% of earnings.

Equity Awards/Stock Options.

For many years, the Company has not offered an employee stock option program as part of “total compensation”. The Company’s public stock float is small compared to most other public companies, and is thinly traded. These factors limit the value that would be derived by key employees in receiving or exercising stock options, and the Company believes that it can attract and retain executives without offering equity awards or stock options. Therefore, the Compensation Committee has not recommended that the Company offer equity awards or stock options to any employees.

Other Compensation.

The Company offers certain other perquisites and personal benefits to its executives. One benefit is complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, and the use of hotel related services when on personal travel to encourage executive officers to visit and personally evaluate our properties. This and other perquisites and/or personal benefits are reflected in the relevant tables and narratives which follow. In addition, the executives may participate in Company-wide plans and programs such as the 401(k) plan (including Company match), group medical and dental, long-and short-term disability, group life insurance, accidental death and dismemberment insurance, and health care in accordance with the terms of the programs.

For several years, the Board of Directors has included a housing allowance as part of the total compensation paid to the Executive Chairman, Roger P. Sonnabend. The Board of Directors believes that this housing allowance, which totaled $102,657 in 2006, is reasonable in light of the total compensation paid to executive chairmen serving similar functions in other companies of comparable size to the Company.

For many years the Company has maintained an I.R.S. qualified defined benefit pension plan which covers all non-union employees at its executive offices and its owned and leased hotels and certain of its managed hotels. All officers and Directors who are full-time employees of the Company are covered under this plan. (The pension plan is discussed further following the “Pension Benefits Table for 2006”, which follows.) Effective December 31, 2006, the Company froze its pension plan and, as of January 1, 2007, began providing matching contribution of up to 4% of earnings to employees who make 401(k) contributions.

Summary Compensation Table for 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)	Total ($)

Roger P. Sonnabend Executive Chairman	2006	418,374	N/A	10,836	0 (3)	143,065 (4)	572,275
Paul Sonnabend Executive VP	2006	396,158	N/A	10,260	0 (3)	27,419	433,837
Peter J. Sonnabend CEO & Vice Chairman	2006	347,651	N/A	9,004	24,038	35,214	415,907
Stephanie Sonnabend CEO & President	2006	347,651	N/A	9,004	24,519	38,475	419,649
Felix Madera VP International	2006	403,065	15,000 (5)	17,800	18,666	42,121	496,652
Boy van Riel VP & Treasurer	2006	198,000 (6)	N/A	8,744	11,922	27,305	245,971
____________
(1)
The Corporate Group A incentive plan percentage for 2006 was 4.4%. This percentage was based, in part, on a special bonus awarded to incentive plan participants at Royal Sonesta Hotel New Orleans. The Compensation Committee determined that this special bonus should not be used for purposes of calculating the incentive plan percentages applicable to members of the Sonnabend family. Therefore, the Group A incentive plan percentage for 2006 for Sonnabend family incentive plan participants was approximately 2.6%.

(2)	Consists of amounts attributable to the Sonesta International Hotels Corporation Pension Plan.

(3)
This NEO received a lump sum prior to 2006 which was based on years in which the earnings for pension calculation purposes were not capped by IRS regulations. Since this NEO was fully vested at the time of the lump sum payout, and the current compensation under IRS Section 401(a)(17) limits would result in a lower average 5-year earnings figure, no additional benefit has accrued on an actuarial basis for the year ended December 31, 2006.

(4)	Includes $102,657 for housing benefits.

(5)
This bonus was paid in consideration of this NEO’s contributions in helping Trump International Sonesta Beach Resort (the “Hotel”) achieve Mobil’s Four Star designation, in November 2006. This NEO has direct supervisory responsibility over the Hotel. No other NEO had a similar level of responsibility for the Hotel’s Mobil rating to warrant a bonus in the opinion of the Board of Directors.

(6)	This salary reflects a 10% reduction due to this NEO’s 90% work schedule.

Grants of Plan-Based Award for 2006
Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)

Name	Grant Date	Threshold ($)	Target ($) (2)	Maximum ($) (2)

Roger P. Sonnabend Executive Chairman	2006	0	104,594	104,594
Paul Sonnabend Executive VP	2006	0	99,040	99,040
Peter J. Sonnabend CEO & Vice Chairman	2006	0	86,913	86,913
Stephanie Sonnabend CEO & President	2006	0	86,913	86,913
Felix Madera VP International	2006	0	100,766	100,766
Boy van Riel VP & Treasurer	2006	0	49,500	49,500

(1)
The targets for award purposes vary per property that participates in the Incentive Compensation Plan. NEO bonuses are based on a composite of individual hotel results. (For further information see the section “Incentive Compensation Plan”, that follows.

(2)
For 2006, 25% of base salary was the maximum award an NEO could have received. The actual percentage awarded was 4.4%, except for members of the Sonnabend family who received approximately 2.6%. (The different treatment of Sonnabend family members is explained under “Annual Cash Incentives”, above.)

Agreements with Executives

The Company entered into Restated Employment Agreements with Roger P. Sonnabend, Paul Sonnabend, and Stephen Sonnabend, effective as of January 1, 1992, and amended and updated in November 1995 (Paul) and March 1996 (Roger, Stephen), which replaced Restated Employment Agreements dated January 1, 1984, at annual base salaries of at least $418,374, $396,158, and $280,395, respectively. The current terms ended December 31, 2002, but automatically renew for successive one year terms unless terminated by either party. Upon the death of any of such executives, the Company has undertaken to continue payments to their respective "Beneficiary" (as defined in each Agreement) in an amount equal to fifty percent (50%) of the applicable base salary as of the date of death, for a period of four years following death. Under separate agreements, dated December 31, 1991, and amended and updated in November 1995 (Paul) and March 1996 (Roger, Stephen), the Company has agreed that in the event of the permanent and total disability of Roger P. Sonnabend, Paul Sonnabend or Stephen Sonnabend while in the employ of the Company, the Company will continue payments to such executive in an amount equal to fifty percent (50%) of the applicable base salary at the date of disability, for a period of four years following the disability; and if death occurs during disability, for the balance of the four-year period, to the executive's spouse, estate or other designated beneficiary.

Incentive Compensation Plan

The Company has an incentive compensation plan under which pre-tax profit thresholds are established at the beginning of each year for certain of its hotels. Through 2001, the plan provided that once the profit threshold was reached at a hotel, key employees of that hotel were entitled to receive a cash bonus equal to 3% of their annual salary, and 10% of any profits in excess of the threshold were shared proportionally by the same group. Additionally, key employees of each hotel could receive a bonus of up to two percentage points based on an evaluation of that hotel's performance in the areas of personal service and hotel physical appearance. The total incentive bonus paid out during each year was capped at 25% of base salary. Executive office key employees, including officers of the Company, were entitled to receive incentive payments equal to that percentage of their respective salaries which equaled the average (as a percentage of salaries) of all incentive payments made to certain hotel key employees as a group. As noted previously, the incentive compensation plan (“Incentive Program”) includes three (3) levels of participation: Groups A, B and C. Group A provides for the highest level of incentive compensation. All NEOs are part of Group A and, because awards under the Incentive Program are based on a percentage of base salary, the NEOs generally participate on an equal basis based on their individual base salaries. (For 2006, however, Sonnabend family NEOs received incentive plan compensation based on a lower Incentive Program percentage than other NEOs; the reasons for this are explained in the section, above, captioned “Annual Cash Incentives”.)

Because of reduced business levels experienced by the Company since 2001 (in the aftermath of 9/11), revisions were made to the incentive compensation plan for the years 2002 through 2006. Under the revised plan, thresholds were established, as usual, but the base bonus amounts and the percentage participation in excess profits were reduced. In addition, the executive office key employees’ bonus participation was reduced by eliminating certain components from the hotel bonus calculations which are used as a basis to compute the bonuses for the key executive office employees. The aforementioned changes reduced annual incentive compensation expense from an average of approximately $1,600,000 during the years 1998, 1999 and 2000 to an average of approximately $441,000 during the years 2001, 2002, 2003, 2004 and 2005. In 2006, the incentive compensation expense equaled $458,000

While profit thresholds were set in early 2006 for the Company’s hotels in Boston (Cambridge), Sunny Isles Beach and Coconut Grove, thresholds were not set for the Royal Sonesta and Chateau Sonesta Hotels, in New Orleans. Management determined that, in the aftermath of Hurricane Katrina, which ravaged New Orleans in late August 2005, there was too much uncertainty about business prospects in the City to make thresholds meaningful. No bonus thresholds were set for the New Orleans hotels throughout 2006. In early 2007, the Company’s Board of Directors took note that the Royal Sonesta Hotel had performed exceedingly well during 2006 under challenging circumstances and awarded a special 11% bonus to Hotel management. That special bonus was then included in calculating Corporate incentive bonus compensation for 2006 for all participants in the Corporate incentive compensation plan, except Sonnabend family members for whom it was not included. No special bonus was awarded to Chateau Sonesta Hotel management.

For 2007, the Company has adopted a revised incentive compensation plan for its hotels. Under the new plan the profit-based portion of the bonus would be a maximum of 22% of salary for the highest level of hotel employee participants, and satisfying a variety of qualitative measures could result in up to another 8% of salary. These qualitative measures include percentage increases in RevPAR Index over the hotel’s competitive set, guest satisfaction scores, room inspection results and employee climate surveys. The Company has not yet established a formula for calculating Corporate incentive plan bonuses for 2007. It is likely, however, that, as in the past, NEOs will participate in the Company’s Corporate Group A incentive compensation plan. (See also the section captioned “Annual Cash Incentives”, above.)

Incentive thresholds for the Company’s hotels that participate in the incentive compensation plan, which are confidential and proprietary, are based, in part, on the hotel’s planned profit for the coming year, and are generally set lower than forecasted profit. The Company believes that the incentive compensation plan represents an important part of “total compensation”, particularly since the Company does not offer stock options or equity awards. The Company expects that its hotels will earn incentive compensation under the plan each year, resulting in incentive compensation being earned by NEOs and others at the Corporate level.

Pension Benefits Table for 2006
Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Roger P. Sonnabend	Sonesta Pension Plan	27	0	0
Paul Sonnabend	Sonesta Pension Plan	27	0	0
Peter J. Sonnabend	Sonesta Pension Plan	19 years 10 months	414,107	0
Stephanie Sonnabend	Sonesta Pension Plan	27 years 6 months	597,208	0
Felix Madera	Sonesta Pension Plan	24 years 11 months	748,574	0
Boy van Riel	Sonesta Pension Plan	26 years 7 months	407,312	0
_____________
(1) The official name of the pension plan is the Sonesta International Hotels Corporation Pension Plan.

The Company has an I.R.S. qualified defined benefit pension plan which covers all non-union salaried employees at its executive offices and its owned and leased hotels, and certain of its managed hotels. All officers and Directors who are full-time employees of the Company are covered under this plan. Benefits under the plan are based on the average compensation for the highest sixty consecutive months of service during employment and the employees’ years of service. Effective January 1, 2006, an employee is eligible to receive full benefits under the plan after 35 years of service. Prior to January 1, 2006, employees are eligible for full benefits after 27 years of service. The plan provides for integration with 50% of the primary Social Security benefit, reduced proportionately for each year of service less than thirty five (twenty seven prior to January 1, 2006). It provides for a normal retirement age of 65 and an early retirement age of 55 with five years of service. Benefits become vested at normal retirement age or upon the completion of five years of service and attaining the age of 21. Thus, the Company is unable to ascertain the benefits which may accrue to its Directors and/or officers since the benefits are based on variable factors. The terms of the pension plan, as well as the actuarial assumptions, are further described in footnote 7 of the 2006 Annual Report filed on Form 10-K on March 26, 2007

Effective December 31, 2006, the Company froze its pension plan and, as of January 1, 2007, began providing matching contributions of up to 4% of earnings to employees who make 401(k) contributions.

Director Compensation for 2006

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)

George S. Abrams	26,800	0	26,800
Vernon R. Alden	26,800	0	26,800
Joseph L. Bower	26,800	0	26,800
Charles J. Clark	31,800	0	31,800
Jean C. Tempel	26,800	0	26,800

Directors who are not full-time employees of the Company receive fees totaling $25,000 per year, except the Chairman of the Audit Committee who receives an additional $5,000. In light of the addition of three special meetings held during 2006, it was agreed that outside Directors should receive an additional $600 for each of these meetings.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company's Board of Directors consisted of Vernon R. Alden, Joseph L. Bower, and Jean C. Tempel throughout 2006. No member of the Compensation Committee is an employee of the Company or its subsidiaries.

Related Person Transactions

The Company has purchased artwork for its hotels and executive offices from Obelisk Gallery, Inc., a corporation owned by Mrs. Roger Sonnabend. Purchases for artwork for the Company from January 1, 2006 through March 1, 2007, totaled $421,000. All artwork purchased from Obelisk Gallery during this period is owned by the Company, even though certain artwork is displayed in a hotel operated under a management agreement. The Audit Committee of the Company’s Board of Directors has instituted policies and procedures to assure that the prices paid for artwork acquired from Obelisk Gallery (and the prices realized from sales of artwork to Obelisk Gallery) are at least as favorable to the Company as would have been obtained from unrelated third parties. These policies and procedures include obtaining valuation advice from a qualified third party expert for any individual piece of art which the Company purchased or sold for more that $10,000, as well as certain other less costly artwork as the Audit Committee deems appropriate. Following such steps and review, the Audit Committee considers whether or not to approve the purchases, all of which since January 1, 2006 have been so approved.

The Company leases space in a personal residence, in Boston, owned by Mrs. Roger Sonnabend, for the exclusive use of Roger Sonnabend, Executive Chairman of the Board. The amount paid as rent in 2006 totaled $14,400. This arrangement has been in place for several years and has been ratified and approved by the Audit Committee.

The Company’s Executive Chairman, Roger Sonnabend, either guaranteed or co-signed a loan made to Duane Bonlie, who operated a salon at Trump International Sonesta Beach Resort, in Sunny Isles Beach, Florida, under a lease with the hotel. In connection with the termination of that lease, the Company, effectively, paid off the outstanding balance of the loan: $105,774. While Mr. Sonnabend received no benefit in connection with the loan, the Company benefitted since the loan proceeds were used to purchase furniture, fixtures and equipment for the salon that the Company would have purchased had Mr. Bonlie not done so. The Audit Committee has ratified and approved this matter.

The Company has extended loans to certain employees. No employee was indebted to the Company in excess of $120,000 during 2006: All loans to employees pre-date legislation prohibiting such loans, and accrue interest at Prime plus one percentage point.

The Company has adopted policies and procedures under which related party transactions involving NEOs and other Company officers and Directors are subject to the review, approval or ratification by the Audit Committee.

PRINCIPAL STOCKHOLDERS

Except as set forth below, the following table sets forth certain information as of April 1, 2007 with respect to the Company’s officers listed in “Summary Compensation Table” above, the Company’s executive officers and Directors as a group, and persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock. Ownership information for individual Directors, other than Paul Sonnabend who appears below, and nominees appears on pages 2 to 5.

Name and Address	Number of Shares	Percent
of Beneficial Owner	Beneficially Owned (1)(2)	of Class

Felix Madera	0	0%
260 Crandon Boulevard
Unit C-12
Key Biscayne, FL 33149

Alan M. Sonnabend	255,816	6.9%
260 Crandon Boulevard
Unit C-12
Key Biscayne, FL 33149

Jacqueline Sonnabend	201,696	5.5%
116 Huntington Avenue
Boston, MA 02116

Paul Sonnabend	268,285	7.3%
116 Huntington Avenue
Boston, MA 02116

Peter J. Sonnabend	206,412	5.6%
116 Huntington Avenue
Boston, MA 02116

Roger P. Sonnabend	165,717	4.5%
116 Huntington Avenue
Boston, MA 02116

Stephanie Sonnabend	255,750	6.9%
116 Huntington Avenue
Boston, MA 02116

Stephen Sonnabend	92,669	2.5%
116 Huntington Avenue
Boston, MA 02116

Boy van Riel	0	0%
116 Huntington Avenue
Boston, MA 02116

Cantor Fitzgerald Europe	300,000	8.1%
One America Square
London EC 3N 2LS
United Kingdom

Mercury Real Estate Advisors LLC (3)	336,105	9.1%
Three River Road
Greenwich, CT 06807

All executive officers and Directors as group (15 persons
including those noted above)	1,463,957	42.1%
__________________
(1)	See note 1 on Page 4.

(2)	The Company is not aware that any stock owned or controlled by any officer or director was pledged as security for any financial obligation.

(3)
The information is as of December 31, 2006 and is based solely on an Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2007 by Mercury Real Estate Advisors LLC. The relevant members of the filing group are Mercury Real Estate Advisors LLC, David R. Jarvis and Malcolm F. MacLean IV, each with the address as stated in this table. Shares beneficially owned by Mercury Real Estate Advisors LLC, David R. Jarvis and Malcolm F. MacLean IV represent shares held by Mercury Special Situations Fund LP, Mercury Special Situations Offshore Fund, Ltd., GPC LXC, LLC and Silvercreek SAV, LLC, of which Mercury Real Estate Advisors LLC is the investment adviser. Messrs. Jarvis and MacLean are the managing members of Mercury Real Estate Advisors LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and certain officers, and any person who owns more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s Common Stock. Based upon the information supplied to us by such persons, we are required to report any known failure to file these reports within the period specified by the instructions to the reporting forms. To our knowledge, based upon a review of the Section 16(a) reports furnished to us and the written representation of officers and Directors, all these filing requirements were timely satisfied by our Directors and officers and 10% stockholders for the fiscal year ended December 31, 2006.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the auditing standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, Standard No. 1, “Independence Discussions with Audit Committees”, and the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications With Audit Committees”, and considered the compatibility of nonaudit services with the auditors’ independence, and concluded that such services were acceptable.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held three meetings during 2006, and has held one meeting to date in 2007.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has also approved the selection of Vitale, Caturano & Company, Ltd. as the Company’s independent auditors for 2007.

Submitted by the Audit Committee.

Vernon R. Alden, Joseph L. Bower, and Charles J. Clark, Chairman

April 18, 2007

INDEPENDENT PUBLIC ACCOUNTANTS

Vitale, Caturano & Company, Ltd. has served as the Company’s independent auditors since 2004. A representative of Vitale, Caturano & Company Ltd. is expected to be present at our annual meeting, with the opportunity to make a statement if he or she desires to do so. This representative will be available to respond to appropriate questions from stockholders who are present at our annual meeting.

The fees for services provided by Vitale, Caturano & Company, Ltd. to us in the last two fiscal years were as follows:

	FY 2005	FY 2006

Audit Fees	$122,000	$130,000
Audit of Pension and 401(k)
Benefit Plans	12,000	14,000
Tax fees	--	700
Other Fees (1)	47,780	--

Total Fees	$181,780	$144,700

______________
(1)	Other fees include consultation on unusual audit and accounting matters that arose during the accounting period, in particular related to the redevelopment of Sonesta Beach Resort Key Biscayne.

The Company’s Audit Committee has established policies and procedures which are intended to control the services provided by the Company’s auditors and to monitor their continuing independence. Under these policies, no services may be undertaken by the Company’s auditors unless the engagement is specifically pre-approved by the Company’s Audit Committee or the services are included within a category which has been pre-approved by the Audit Committee. The maximum charge for services is established by the Audit Committee when the specific engagement or the category of services is pre-approved. In certain circumstances, management is required to notify the Audit Committee when pre-approved services are undertaken and the Committee or its Chairman may approve amendments or modifications of the engagement or the maximum fees.

The Company’s Audit Committee will not pre-approve engagements of the Company’s auditors to perform non-audit services for the Company if doing so will cause the auditors to cease to be independent within the meaning of applicable SEC or NASDAQ rules. In other circumstances, the Audit Committee considers among other things, whether the auditors are able to provide the required services in a more or less effective and efficient manner than other available service providers.

All services for which the Company engages the auditors are pre-approved by the Audit Committee. The total fees the Company paid to Vitale Caturano & Company Ltd. for services in 2005 and 2006 are set forth above.

The Company’s Audit Committee approved the engagement of Vitale, Caturano & Company Ltd. to provide audit related services in 2005 and 2006, respectively (which include the annual audits of the Company’s Pension Plan and 401(k) Plan) because it determined that for Vitale, Caturano & Company Ltd. to provide these services would not compromise its independence, and that its familiarity with the Company’s record keeping and accounting systems would permit them to provide these services with equal or higher quality, more quickly and at a cost similar to what the Company could obtain these services from other providers.

STOCKHOLDER PROPOSALS

Proposals that stockholders intend to present at the next Annual Meeting of Stockholders must comply with Rule 14a-4 under the Securities Exchange Act of 1934 and must be received at the principal executive offices of the Company, 116 Huntington Avenue, Floor 9, Boston, Massachusetts 02116, Attention: David Rakouskas, Secretary, not later than March 4, 2008.

A stockholder who intends to present a proposal at the 2008 Annual Meeting of Stockholders for inclusion in the Company’s proxy materials relating to that meeting must comply with Rule 14-8 under the Securities Exchange Act of 1934 and must submit the proposal by December 19, 2007. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to David A. Rakouskas, Secretary, Sonesta International Hotels Corporation, 116 Huntington Avenue, Floor 9, Boston, Massachusetts 02116.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that unless stockholders give contrary instructions, only one copy of the Company’s proxy statement or annual report may be sent to multiple stockholders in each household. The Company will promptly deliver a separate copy of either document to a stockholder if he or she calls or writes to the Company at the following address or telephone number: David A. Rakouskas, Secretary, Sonesta International Hotels Corporation, 116 Huntington Avenue, Floor 9, Boston, Massachusetts 02116; (617) 421-5453. If a stockholder wants to receive separate copies of the Company’s proxy statement or annual report in the future, or is a stockholder is receiving multiple copies and would like to receive only one copy per household, he or she should contact his or her bank, broker or other record holder, or he or she may contact the Company at the above address or telephone number.

MISCELLANEOUS

The Board of Directors does not know of any matters, other than those discussed in this Proxy Statement, which may come before the Meeting. However, if any other matters are properly presented at the Meeting, it is the intention of the persons named in the accompanying Proxy to vote, or otherwise act, in accordance with their judgment on such matters.

By Order of the Board of Directors

DAVID A. RAKOUSKAS
Secretary

Dated: April 18, 2007

The Board of Directors hopes that all stockholders will attend the Meeting. In the meantime, you are requested to execute the accompanying Proxy and return it in the enclosed envelope. Stockholders who attend the Meeting may vote their stock personally even though they have sent in their Proxies.